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                                                                   EXHIBIT 99.1


THE MEN'S WEARHOUSE, INC.



NEWS RELEASE

                                                          FOR IMMEDIATE RELEASE


                MEN'S WEARHOUSE ANNOUNCES EXERCISE OF $20 MILLION
             OPTION TO PURCHASE ADDITIONAL CONVERTIBLE SENIOR NOTES

HOUSTON - October 21, 2003 - Men's Wearhouse (NYSE: MW) today announced that the initial purchasers of the 3.125% Convertible Senior Notes due 2023 have exercised their option to purchase an additional $20 million principal amount of such notes. As a result, the final aggregate principal amount of the notes is $130 million. The sale of the notes is expected to close on October 21, 2003.

MW intends to use the net proceeds from the issuance of the additional notes for general corporate purposes, which may include additional purchases of its common stock under its share repurchase program.

The notes will be offered only to "qualified institutional buyers", in accordance with Rule 144A under the Securities Act of 1933. The notes and the shares of common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933 or the securities or blue sky laws of any other jurisdiction and, unless registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and the applicable securities laws of any other jurisdictions. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or the shares of common stock issuable upon conversion of the notes, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be forward-looking statements under federal securities laws. MW intends that any forward-looking statements be subject to the safe-harbor created by those laws. Such statements reflect the current views of MW with respect to future events and are subject to certain risks, uncertainties and assumptions. Although MW believes

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that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.

The forward-looking statements include, but are not limited to, (i) the expectation that MW will issue the notes and (ii) the expectations regarding use of the net proceeds from this offering. MW cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, (a) the market for convertible debt instruments and (b) the interest rate environment. Additional information on these and other factors is contained in MW's Annual Report on Form 10-K for the year ended February 1, 2003 and our other periodic filings with the Securities and Exchange Commission. MW assumes no obligation to update the forward-looking statements contained in this press release.

Founded in 1973, Men's Wearhouse is one of North America's largest specialty retailers of men's apparel with 686 stores as of fiscal month ended September 2003. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories. The company also operates the second largest manufacturing facility of men's suits, sport coats and slacks in Canada, most of which is used to supply the Moores stores.

For additional information, please visit the company's website at www.menswearhouse.com.



             CONTACT: Claudia Pruitt, Men's Wearhouse (713) 592-7200
                        Ken Dennard, DRG&E (713) 529-6600

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